As filed with the Securities and Exchange Commission on January 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KENON HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

(Company Registration No. 201406588W)

Singapore	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Temasek Avenue # 36-01

Millenia Tower

Singapore 039192

Tel: +65 6351 1780

(Address of Principal Executive Offices)

Kenon Holdings Ltd. Share Incentive Plan 2014

Kenon Holdings Ltd. Share Option Plan 2014

(Full title of the plan)

Primus Green Energy, Inc.

219 Homestead Rd.

Hillsborough, NJ 08844

(Name and Address of Agent For Service)

Tel: 908 281 6000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Scott V. Simpson

James A. McDonald

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

London E14 5DS

United Kingdom

Telephone: +44 207 519 7000

Facsimile: +44 207 519 7070

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, no par value, to be allotted and issued under the (i) Kenon Holdings Ltd. Share Incentive Plan 2014 and (ii) Kenon Holdings Ltd. Share Option Plan 2014	1,601,490(1)	$16.36(2)	$26,200,376(2)	$3,044.48
Options to acquire Ordinary Shares, no par value, under the Kenon Holdings Ltd. Share Option Plan 2014	1,601,490(3)	$1.00(4)	$1,601,490(4)	$ 186.09
Total	3,202,980	—	$27,801,866	$3,230.57

(1)	The amount of Ordinary Shares being registered with respect to the Kenon Holdings Ltd. Share Incentive Plan 2014 (the “Share Incentive Plan”) and the Kenon Holdings Ltd. Share Option Plan 2014 (the “Share Option Plan” and, together with the Share Incentive Plan, the “Plans”) represents the total number of Ordinary Shares delivered or to be delivered pursuant to the vesting of awards, or the exercise of options, where such awards or options are granted or are to be granted under the Plans which, in the aggregate, shall not exceed 3% of the total number of issued Ordinary Shares (excluding treasury shares) of Kenon Holdings Ltd. (the “Registrant”).

(2)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 (the “Securities Act”), calculated on the basis of the average of the high and low prices of the Ordinary Shares of the Registrant, as reported on the New York Stock Exchange on January 21, 2015.

(3)	The amount of options being registered with respect to the Share Option Plan represents the total number of options that may be granted under the Share Option Plan. The total number of Ordinary Shares delivered or to be delivered pursuant to the exercise of such options, together with the total number of Ordinary Shares delivered or to be delivered pursuant to the vesting of awards under the Share Incentive Plan, shall not, in the aggregate, exceed 1,601,490 ordinary shares, representing 3% of the total number of issued Ordinary Shares (excluding treasury shares) of Kenon Holdings Ltd.

(4)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price of the options being registered hereby is the price paid by Share Option Plan participants to acquire such options.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a) The Registrant’s Registration Statement on Form 20-F filed with the Commission on January 5, 2015;

(b) The Registrant’s Report of a Foreign Private Issuer on Form 6-K furnished to the Commission on January 8, 2015; and

(c) The Registrant’s Report of a Foreign Private Issuer on Form 6-K furnished to the Commission on January 12, 2015.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent designated therein, certain reports on Form 6-K that we submit to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the provisions of the Companies Act, Chapter 50 of Singapore, every director, secretary or other officer of the Registrant or the Registrant’s subsidiaries and affiliates shall be entitled to be indemnified by the Registrant against all costs, interest, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties and where he or she serves at the Registrant’s request as a director, officer, employee or agent of any of the Registrant’s subsidiaries or affiliates or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, secretary or other officer of the Registrant shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own gross negligence, willful default, breach of duty or breach of trust.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Index of Exhibits” at the end of this Registration Statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that

(1) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in Tel Aviv, Israel on January 27, 2015.

Kenon Holdings Ltd.

By:	/s/ Yoav Doppelt
Name:	Yoav Doppelt
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yoav Doppelt, Robert Rosen, and Tzahi Goshen and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Kenon Holdings Ltd., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated and on January 27, 2015.

Signature		Title

/s/ Yoav Doppelt		Chief Executive Officer
Name:	Yoav Doppelt	(Principal Executive Officer)
Date:	January 27, 2015

/s/ Tzahi Goshen		Interim Chief Financial Officer and Controller
Name:	Tzahi Goshen	(Controller or Principal Accounting Officer)
Date:	January 27, 2015

/s/ Kenneth Cambie		Chairman of the Board
Name:	Kenneth Cambie
Date:	January 27, 2015

/s/ Laurence N. Charney		Board Member
Name:	Laurence N. Charney
Date:	January 27, 2015

/s/ Cyril Pierre-Jean Ducau		Board Member
Name:	Cyril Pierre-Jean Ducau
Date:	January 27, 2015

/s/ N. Scott Fine		Board Member
Name:	N. Scott Fine
Date:	January 27, 2015

/s/ Ron Moskovitz		Board Member
Name:	Ron Moskovitz
Date:	January 27, 2015

/s/ Elias Sakellis		Board Member
Name:	Elias Sakellis
Date:	January 27, 2015

/s/ Vikram Talwar		Board Member
Name:	Vikram Talwar
Date:	January 27, 2015

/s/ Douglas L. Cox
Name:	Douglas L. Cox	Authorized Representative in the United States
Title:	Chief Financial Officer, Primus Green Energy, Inc.
Date:	January 27, 2015

INDEX OF EXHIBITS

Exhibit Number	Description

3.1	Memorandum and Articles of Association of Kenon Holdings Ltd. (incorporated herein by reference to Exhibit 1.1 to the Registration Statement on Form 20-F (File No. 001-36761)

5.1	Opinion of Allen & Gledhill LLP

23.1	Consent of Somekh Chaikin, a Member Firm of KPMG International, Independent Registered Public Accounting Firm of Kenon Holdings Ltd.

23.2	Consent of Brightman Almagor Zohar & Co., a Member Firm of Deloitte Touche Tohmatsu, independent auditor of Tower Semiconductor Ltd.

23.3	Consent of Baker Tilly Virchow Krause, LLP, independent auditor of Petrotec AG

23.4	Consent of KPMG Huazhen (Special General Partnership), independent auditor of Qoros Automotive Co., Ltd.

24.1	Power of Attorney (included on the Signature Page of this Registration Statement)